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                                                                    EXHIBIT 23.1

The Board of Directors
Foilmark, Inc. and Subsidiaries:

    We consent to incorporation by reference in the registration statement on Form S-4 of Foilmark, Inc. and subsidiaries of our report dated February 18, 1999, relating to the consolidated balance sheets of Foilmark, Inc. and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998 and the related schedule, which reports appear in the Current Report on Form 8-K filed by Foilmark on March 3, 1999.

    We consent to incorporation by reference in the registration statement on Form S-4 of Foilmark, Inc. and subsidiaries of our report dated March 3, 1998, relating to the consolidated balance sheets of Foilmark, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 and the related schedule, which report appears in the December 31, 1997 Annual Report to Stockholders on Form 10-K of Foilmark, Inc.

    We consent to the reference to our firm under the heading "Experts" in the registration statement.

                                          /s/

                                          KPMG LLP

Melville, New York
March 19, 1999